EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of PLATO Learning, Inc. of our report dated December 27, 2002, except as to Note 17, which is as of January 8, 2003, relating to the financial statements, which appears in the PLATO Learning, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2002. We also consent to the incorporation by reference of our report dated December 27, 2002 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” in such Amendment No. 1 to Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
October 8, 2003